Exhibit 3.2

Organisational Regulations

of

Coca-Cola HBC AG

with registered office in Zug, Switzerland

Effective date:  Upon settlement of the share exchange offer announced on 11 October 2012

These organisational regulations, together with its Annexes, define how the board of directors of Coca-Cola HBC AG is organised and fulfils its responsibilities and duties.

The English version of these organisational regulations prevail over any translation that may be made.

Table of Contents

Table of Contents			1
List of Annexes			2
Abbreviations and Defined Terms			3
I	Introduction		6
	1	Basis and Purpose	6
	2	Organisation of the Company	6
II	Board of Directors		7
	3	Board Membership	7
	4	Constitution	7
	5	Responsibilities and Authorities	8
	6	Meetings	10
	7	Resolutions	11
	8	Conflicts of Interest	13
	9	Information Rights	14
	10	Board Self-Assessment	14
	11	Chairman	14
	12	Vice-Chairman and Senior Independent Director	15
	13	Company Secretary	15
	14	Board Committees	15
III	Management		16

	15	Delegation	16
	16	CEO	17
	17	Operating Committee	18
IV	Internal Audit Department		19
	18	Appointment and Organization	19
	19	Responsibilities, Authorities and Reporting	20
V	Share Register		20
	20	Share Registrar	20
	21	Other Decisions in connection with the Share Register	21
VI	Special Provisions		21
	22	Authority to Sign	21
	23	Conduct of the Board Members, the Operating Committee and the Corporate Bodies	21
	24	Indemnification and Insurance Coverage	22
	25	Entry into Force; Amendments	23

List of Annexes

Annex A	Organisational Chart of the Company

Annex B	Chart of Authority

Annex C	Charter for the Committees

Annex D	Code of Ethics

Abbreviations and Defined Terms

All references to functions in these organisational regulations apply to both male and female persons.

The following defined terms are used hereinafter (including in the Annexes, unless specified otherwise) in capital letters:

AC	Audit committee

AC Member	Member of the AC

Agenda	Agenda with matters to be dealt with at a meeting of either the Board, a Committee or the Operating Committee

Annex(es)	Annex(es) to these ORs

AoA	Articles of Association of the Company

Board	Board of directors of the Company

Board Meeting(s)	Meeting(s) of the Board

Board Member(s)	Member(s) of the Board

Board Resolution(s)	Resolution(s) of the Board

Business	Business as conducted by the Company from time to time

CEO	Chief executive officer of the Company

Chairman	Board Member who is elected by the Board to be the chairman of the Board

Circular Resolution(s)	Resolution(s) of the Board in writing, made pursuant to the rules set out in section 7.6

CO	Swiss Code of Obligations

Committee(s)	Committee(s) of the Board as set out in section 14.1 of the Ors

Committee Chairman / Committee Chairmen	Chairman of a Committee / all chairmen of the Committees together

Committee Member(s)	Member(s) of a Committee

Committee Meeting(s)	Meeting(s) of a Committee

Company	Coca-Cola HBC AG

Company Secretary	Secretary of the Board and its Committees as set out in section 13

Conflicts of Interest

Any personal interest, or the interest of a closely related person or company (in particular pursuant to article 11 of the UK Listing Rules), that a Board Member may have in a particular matter and which does or might be regarded to conflict with the interests of the Company.

Corporate Body / Corporate Bodies	The boards and bodies of the Company exercising delegated Board functions, such as all Committees, the Operating Committee, the IA Department or other bodies mentioned in these ORs

DC	Disclosure committee

DC Member(s)	Member(s) of the DC

Extraordinary Board Meetings	Extraordinary meeting(s) of the Board as set out in section 6.2

General Meeting(s)	Meeting(s) of the Shareholders

Group	The Company and its Subsidiaries

Group Executives	The CEO, the other Operating Committee Members, other direct reports of the CEO, and the country general managers

Head IA	Head of the IA Department

Human Resources Director	Member of the Operating Committee, responsible for Human Resources on Group level

IA Department	Internal audit of the Group

Indemnified Persons	Existing and former Board Members and members of Corporate Bodies of the Company or any of its Subsidiaries, and their heirs, executors and administrators

Meeting(s)	Meeting(s) of the Board, the Committees or the Operating Committee

Minutes	Minutes of a Board Meeting, a Committee Meeting or a Operating

Committee Meeting

NC	Nomination committee

Operating Committee	Operating committee of the Group as set out in section 17

Operating Committee Member(s)	Member(s) of the Operating Committee

ORs	Organisational regulations of the Company, including its Annexes, which are an integral part of the ORs

Public Affairs Director	Senior executive responsible for Public Affairs on Group level

RC	Remuneration committee

Senior Independent Director	The senior independent director as elected pursuant to section 12.1

Shareholder(s)	Shareholder(s) of the Company

Share Registrar	One or more persons appointed by the Board as the share registrar of the Company

SRC	Social responsibility committee

Stakeholders	Persons, groups or organizations who have a direct or indirect stake in the Company and may, as a result, affect or be affected by the Company’s actions, objectives and policies

Subsidiaries	Entities which are controlled by the Company and are consolidated for the purpose of the Company’s Group accounts

Vice-Chairman	Board Member who is elected by the Board to be a vice chairman as set out in section 12.1

I	Introduction

1	Basis and Purpose

1.1

These organisational regulations (the “ORs”) are enacted by the Board of Directors of the Company (the “Board”) pursuant to article 716b of the Swiss Code of Obligations (the “CO”) and articles 23 para. 2, 24 para 3 and 26 ff. of the Articles of Association of the Company (the “AoA”).

Basis

1.2	The purpose of these ORs is:			Purpose

	i)	to implement and supplement rules contained:

		(a)	in laws applicable to the Company and its Business,

		(b)	in regulatory and stock exchange rules, and

		(c)	in the AoA with regard to the governance of the Company; and

	ii)	to define the functions, responsibilities and authorities of the Board and the Corporate Bodies,

in each case having regard to applicable codes of best practice.

1.3

The organisational chart of the Company is shown in Annex A. Annex B specifies and details certain responsibilities and authorities of the Board and the Corporate Bodies. Annex C sets out the objectives, composition, responsibilities and authorities of the Committees. Annex D contains the Company’s code of ethics.

Annexes

2	Organisation of the Company

2.1

The Company is the holding company of an international group of companies active in particular in the business of production, trading and packaging of beverages and foods. The Company fulfils strategic, financial and management functions not only for itself, but also with respect to its Subsidiaries. In view of this group-wide function, the Board Members and the Corporate Bodies of the Company also have to resolve on matters that pertain to both the Company and its Subsidiaries. Notwithstanding this, the legal independence of all Subsidiaries and the provisions of applicable local laws, rules and regulations relating to them must be observed to the

Company as holding Company of the HBC Group

extent legally required.

II	Board of Directors

3	Board Membership

3.1

The Board proposes for election by the General Meeting such persons who have been recommended by the NC after consultation with the Chairman. In making such recommendations, the NC and the Board must have regard to the need for appointments to the Committees in accordance with Annex C.

Proposal for Election to General Meeting

3.2

The Board’s proposal for election shall, as long as the Company is listed on the premium segment of the UK Listing Authority’s Official List, include such number of independent non-executive Board Members as is required to comply with the UK Corporate Governance Code [and the UK Listing Rules], and if not so listed, may include such number of independent non-executive Board Members as is determined by the Board. In making any such determination, the Board shall have regard to all applicable requirements, including the independence standards established by the UK Corporate Governance Code.

Independence of Board Members

3.3	Each Board Member must notify the Chairman and the NC immediately if his circumstances change in a manner that may affect his independence.	Notification Duty

4	Constitution

4.1	The Board consists of no less than 5 and no more than 15 Board Members as set forth in article 21 AoA.	Number of Board Members

4.2	The term of office for each Board Member is one year as set forth in article 22 AoA. Board Members whose term of office has expired are immediately eligible for re-election.	Term of Office and Re-election

4.3	In case of death or resignation of any Board Member(s), the Board may elect a permanent guest, who the Board will propose for election by the Shareholders at the next General Meeting.	Death or resignation of a Board Member

4.4

The Board constitutes itself at its first Meeting following a General Meeting at which the partial or total renewal of the Board Members has taken place as set forth in article 23 AoA. In this meeting, the Chairman, the Vice-Chairmen, the Committee Chairmen, the Committee Members and the CEO are elected among and by the Board Members. The Board may

Constitutional Meeting

remove these Board Members from their special functions at any time.

5	Responsibilities and Authorities

5.1	The Board has the responsibilities and authorities set out in these ORs.		In General

5.2

The Board, acting collectively, has the ultimate responsibility for the success of the Company and for delivering sustainable shareholder and stakeholder value. The Board sets the Company’s strategic aims, ensures that the necessary financial and human resources are in place to meet the Company’s objectives and supervises and controls the management of the Company.

Ultimate Responsibility

5.3	The Board’s ultimate responsibility for strategy and financial success includes in particular:		Strategy and Financial Success

	i)	determining the business strategy taking into account the information, proposals and alternatives presented by the CEO and the Operating Committee;

	ii)	setting the risk profile and the risk capacities of the Group;

	iii)	setting financial objectives and approving, via the budget and financial planning process, the necessary means to achieve these objectives, including approving a capital allocation framework;

	iv)	deciding on the Group entering into substantial new business areas or exiting from an existing business area, in each case insofar as not covered by the current approved strategic framework;

	v)	deciding on major acquisitions, mergers, disposals or capital expenditure; and

	vi)	approving all matters and business decisions where such decisions exceed the authority delegated by the Board to the Committees, the CEO or the Operating Committee.

5.4	With respect to the ultimate responsibility for finance, the Board has in particular the following duties:		Finance

	(i)	laying down principles for accounting, financial and risk control and approve significant changes to them;

	(ii)	reviewing and approving annually the financial business plan;

	(iii)	reviewing and approving the annual financial statements of the Company; and

	(iv)	reviewing and approving the annual report prior to its submission to the General Meeting.

5.5	With respect to the organisation of the Company, the Board is in particular responsible for:		Organisation

	(i)	approving and regularly reviewing the governance principles and the management structures as set out in the ORs;

	(ii)	approving the framework of the internal control system;

	(iii)	approving and regularly reviewing internal regulations (including these ORs) and directives;

	(iv)	appointing and removing the CEO and the other Operating Committee Members and reviewing their performance;

	(v)	approving the compensation policy of the Company, including incentives and severance packages; and

	(vi)	proposing for election, re-election or removal by the General Meeting the external auditors as recommended by the AC.

5.6	The Board supervises the management in particular with regard to:		Supervision

	(i)	the latter’s performance in meeting agreed goals and objectives; and

	(ii)	the compliance with applicable laws, rules and regulations.

5.7

The Board has a duty to convene General Meetings and to decide on proposals to be made to the Shareholders as well as a duty, insofar as consistent with applicable law, to implement resolutions adopted by the Shareholders.

General Meetings

5.8	In case of financial difficulties or insufficient equity, the Board must undertake all steps required by article 725 CO.		Loss of Equity

5.9	The Board takes the legally required decisions in connection with increasing or reducing the share capital of the Company (see in this respect also 7.3).	Share Capital

5.10	The Board performs all further duties conferred to it by mandatory law.	Further Responsibilities

5.11	The Board may take decisions on all matters which are not expressly reserved to the Shareholders or to another Corporate Body by law, by the AoA or these ORs.	Further Authorities

5.12	Pursuant to article 26 AoA and by these ORs, the Board delegates certain of its responsibilities and authorities to the Committees, the Operating Committee and the Group Executives.	Delegation

5.13	The Board and its Committees may, in performing their duties, take advice from third parties where they consider this to be in the best interest of the Company.	Advice from Third Persons

6	Meetings

6.1

The Board meets as often as the business requires, at least four times a year. Board Meetings can be held at the Company’s place of incorporation or at such other place as the Chairman may determine from time to time. At least 75% of all regular Board Meetings are to be held in Switzerland.

Number and Place of Meetings

6.2

Extraordinary Board Meetings may be convened by decision of the Chairman or are convened upon written request (by regular mail, e-mail or facsimile) of any Board Member or the CEO addressed to the Chairman and stating a reason for requesting a Board Meeting. Upon such a request, the Chairman calls a Board Meeting in accordance with sections 6.3 and 6.4 within 7 business days.

Request of a Meeting

6.3	The Chairman or, if he is hindered, the Vice-Chairman invites the Board Members to the Board Meetings in writing (by regular mail, e-mail or facsimile).	Invitation

6.4

The invitation contains the Agenda and must be sent to Board Members and other attendees at least five days prior to the date of the Board Meeting together with all necessary supporting material. In cases of urgency (as determined by the Chairman in his discretion), a Board Meeting may be held on shorter notice and without sending the necessary supporting material in advance.

Agenda and Notice Period

6.5	Board Meetings are chaired by the Chairman, or in his absence by the Vice-Chairman.	Chairman of the Meetings

6.6	The Board may hold Board Meetings as determined by the Chairman:	Presence of Third Parties

(i) without the participation of executive Board Members to ensure free and open discussions and communication among the non-executive Board Members;

(ii) with the participation of other persons, who are invited to attend.

6.7

The Minutes contain all passed Board Resolutions and reflect in a general manner the considerations which led to the decisions taken; dissenting opinions of, and votes cast by, Board Members must also be reflected in the Minutes.

Minutes of the Board

6.8

The Minutes must be signed by the Chairman and the Company Secretary and must be made available for review prior to and approved at the next Board Meeting. Board Members are entitled to examine the Board Minutes of any Board Meeting at any time.

Form of Minutes, Inspection Rights

6.9

The formal requirements contained in sections 6.4, 6.5 and 6.8 do not have to be observed if a meeting is only convened in order to decide upon the implementation of a capital increase (article 651 (4) CO) or to record the implementation of a capital increase, to pass resolutions regarding the amendments of the AoA entailed therewith and to adopt the report on the capital increase (articles 651a, 652e, 652g and 653g CO).

Exception from formal requirements

7	Resolutions

7.1

Subject to section 7.2, the presence of the majority of the Board Members, in person, by telephone or similar communications equipment by means of which all persons participating in the Board Meeting can hear each other, are required for the passing of valid Board Resolutions. If this quorum is not present, the Chairman can seek a Circular Resolution of the Board (see section 7.6).

Presence Quorum

7.2

No presence quorum is required for Board Resolutions upon the implementation of a capital increase (article 651 (4) CO) or to record the implementation of a capital increase, to pass resolutions regarding the amendments of the AoA entailed therewith or to adopt the report on the capital increase

Exception

(articles 651a, 652e, 652g and 653g CO).

7.3	Board Resolutions are adopted upon the absolute majority of the votes cast. In the event of a tie, the Chairman has, in addition to his vote, the deciding vote.		Approval of Resolutions/Casting Vote

7.4

Notwithstanding the foregoing (and it being understood that in case of any conflict of art. 27 para. 2 of the AoA and this section, the AoA shall prevail), the following matters require a presence quorum of at least eight Board Members (or, if there are less than ten Board Members, three quarters of all Board Members) and the approval by the votes of two-thirds of the Board Members present and entitled to vote:

Qualified Quorum and Majority

	1.	to engage in any business other than the bottling of beverages and any business incidental thereto;

	2.	to incur, issue, guarantee or assume any indebtedness or approve capital expenditures in excess of EUR 30,000,000;

	3.	to enter into any agreement, arrangement or contract involving payments or other consideration in excess of EUR 30,000,000;

4.

to sell, lease, exchange, transfer or otherwise dispose, directly or indirectly, in a single transaction or a series of transactions of all or substantially all of the assets of the Company, or any sale of a majority of the value of the assets of the Company, in each case, when such disposition is not in the ordinary course of business (unless such sale is undertaken in connection with, or as a part of, a sale-lease back transfer);

	5.	to appoint or dismiss the CEO;

6.

to approve the annual budget, provided however, that if no new annual budget is approved, the prior year’s budget, adjusted for inflation, will be used in place of the new annual budget until the new annual budget is approved;

	7.	to approve any annual business plan submitted by the management of the Company;

	8.	to approve any recommendation to the Shareholders to change the size of the Board;

	9.	to approve any change in the size and composition of the NC; and

	10.	to amend this section 7.4 to the extent such amendment is not required by the AoA.

7.5

Where urgent matters arise after a Board Meeting has already been convened (the determination of urgency being made by the Chairman in his discretion), such matters may be discussed at a Board Meeting and Board Resolutions taken if a majority of all Board Members present agree.

Resolutions on Items not on the Agenda

7.6	Board Resolutions may also be passed in writing (including by e-mail or facsimile). A proposal for a Circular Resolution must be communicated to all Board Members and is only deemed to have passed if:		Resolutions by Circular Letter

	(i)	more than two thirds of all Board Members (and in case of section 7.4, a number of Board Members which would reach the presence quorum) cast a vote or give written notice that they abstain;

(ii)

the required majority to approve the proposed resolution is reached in accordance with sections 7.3 f. (it being understood that for purposes of section 7.4, the applicable majority is calculated on the basis of all Board Members entitled to vote who cast a vote or give written notice that they abstain); and

	(iii)	no Board Member requests a Board Meeting in relation to the subject matter of the proposed Board Resolution within three business days of receiving notice of the proposal.

Any Circular Resolution is as binding as a Board Resolution adopted at a Board Meeting.

8	Conflicts of Interest

8.1	The Board Members shall arrange their personal and business affairs so as to avoid a Conflict of Interest.		General Standard

8.2

Each Board Member must disclose to the Chairman the nature and extent of any Conflict of Interest arising generally or in relation to any matter to be discussed at a Board Meeting, as soon as he becomes aware of its existence. In the event that the Chairman becomes aware of a Board Member’s Conflict of Interest, the Chairman shall promptly contact the respective Board Member and discuss with him the nature and extent of such a Conflict of Interest.

Disclosure of Conflicts of Interest

8.3	Subject to exceptional circumstances in which the best		Procedural

interest of the Company dictates otherwise, the Board Member under a Conflict of Interest shall not participate in discussions and decision-making involving the interest at stake. The Chairman must advise the Board of the Conflict of Interest. In the event of a doubt, he shall request the Board to determine whether a Conflict of Interest or exceptional circumstances exist.

Measures

9	Information Rights

9.1	Board Members have access to all information concerning the Business and the affairs of the Group as may be necessary or helpful for them to fulfil their duties as Board Members.	Right of Information

9.2

At Board Meetings, any Board Member is entitled to request information on any matter relating to the Group regardless of the Agenda and the Board or Operating Committee Members present must provide such information to the best of their knowledge.

Request for Information during Board Meetings

9.3

Outside of Board Meetings, each Board Member may request information from the Operating Committee on the general course of business and, upon approval by the Chairman, each Board Member may obtain information on specific transactions and/or access to business documents.

Request for Information outside of Board Meetings

10	Board Self-Assessment

10.1

At least annually, the Board reviews on the basis of an assessment conducted by the NC, its own performance, as well as the performance of each of the Committees. Such review seeks to determine whether the Board and its Committees function effectively and efficiently.

Board Self-Assessment

11	Chairman

11.1	The Board elects the Chairman.	Appointment

11.2

The Chairman leads the Board; he in particular calls Board Meetings and sets their Agenda. The Chairman aims to ensure the effectiveness of the Board, with the right balance between the time the Board allocates to strategic and supervisory functions.

In General

11.3	The Chairman presides over the General Meetings and answers questions from Shareholders.	General Meetings

11.4	The Chairman coordinates, together with the Committee	Coordination of

	Chairmen, the work of all Committees. He may attend the Meetings of all Committees subject to, and as provided in, Annex C.	Committee Work and Chairman’s Attendance

11.5

The Chairman, together with the CEO, is responsible for ensuring effective communication with Shareholders and with Stakeholders including government officials, regulators and public organisations. He is the primary representative of the Board and, together with the CEO, of the Group in interaction with the media. The Senior Independent Director ensures communication with those shareholders who wish to conduct discussions with a non-executive Board Member.

Outside Communication

11.6

The Chairman establishes and keeps a close working relationship with the CEO, providing advice and support to them. He also facilitates a constructive relationship between the Board, the CEO and the other Operating Committee Members.

Relationship with Operating Committee

12	Vice-Chairman and Senior Independent Director

12.1	The Board elects one Vice-Chairman and an independent non-executive Board Member as Senior Independent Director.	Appointment

12.2

If the Chairman is prevented from performing his duties, they will be performed by the Vice-Chairman. In such case, the Vice-Chairman has all the rights and responsibilities otherwise pertaining to the Chairman.

Duties of the Vice-Chairman

12.3	The Senior Independent Director may organize and lead meetings among the independent directors, if deemed necessary. Furthermore, he has the responsibilities and authorities pursuant to section 11.5.	Duties of the Senior Independent Director

13	Company Secretary

13.1	The Board elects a Company Secretary who needs not be a Board Member and who acts as a secretary to the Board.	Appointment and Function

13.2

The Company Secretary prepares the Agenda for each Board Meeting, keeps the Board Minutes and assists the Board, the Chairman and the Vice-Chairman to co-ordinate and fulfil their duties and assignments.

Responsibilities and Authorities

14	Board Committees

14.1	The Board appoints the Audit Committee (AC), the Nomination Committee (NC), the Remuneration Committee (RC) and the	Permanent and Other Committees

Social Responsibility Committee (SRC) as permanent Committees. The Board may set up other Committees (including so-called ad hoc Committees) if the Board deems such other Committees appropriate or necessary.

14.2	The Board appoints the Committee Members and the Committee Chairmen.	Appointment

14.3

Based on articles 26 of the AoA, the Board delegates certain responsibilities and authorities to the Committees pursuant to Annex B and Annex C. In areas where the compulsory provisions of any laws, rules and regulations do not allow a delegation of Board responsibilities, the resolutions of the Committees have the character of recommendations to the Board.

Responsibilities and Authorities

III	Management

15	Delegation

15.1

Except as otherwise provided for by applicable laws, rules and regulations, the AoA or these ORs (including Annex B), the Board delegates the management of the Business to the Operating Committee acting under the CEO’s leadership.

Delegation of Management

15.2

Annex B sets out responsibilities and authorities delegated to the Group Executives. The Operating Committee, acting under the CEO’s leadership, may further delegate certain duties and responsibilities not specifically addressed by Annex B to Group Executives or to other persons. Unless determined otherwise, the Group Executives are allowed to further delegate their duties and responsibilities to other officers, it being understood that the Group Executives remain responsible for the selection, instruction and supervision of such officers as well all as for all duties and responsibilities delegated to them pursuant to Annex B.

Further Delegation

15.3	The Operating Committee will establish arrangements to ensure that decisions are made in any urgent Business matter should the responsible Corporate Body, senior officer or officer be unable to act.	Urgent Matters

15.4

No person is responsible for or may participate in any matter, if such responsibility or participation would cause such person or any entity within the Group to violate any laws, rules or regulations to which such person or entity is subject.

Reservation of Applicable Laws, Rules and Regulations

16	CEO

16.1

The CEO is appointed by the Board upon proposal of the Chairman and the NC for an indeterminate term of office. During his term of office, he shall be a Board Member whenever possible. The roles of Chairman of the Board and of CEO shall not fall to the same person.

Appointment

16.2	The CEO is the highest executive officer of the Group and has responsibility and accountability for the management and performance of the Group. The Operating Committee acts under his leadership.	Function

16.3

The CEO sets the Business and corporate agenda, ensures high quality and timely decision-making and controls the implementation of decisions taken. He ensures alignment of the individual Operating Committee Members to the Business and corporate agenda. He supports and advises leaders of all organisational units as established in the Business Regulations and fosters an integrated entrepreneurial leadership spirit across the Group. The CEO assumes a leading role in preparing the Board’s consideration of the Groups’ strategy. He is — together with the NC — responsible for planning succession at the Operating Committee level and for maintaining the Group’s reputation. He represents the Group in contacts with important investors, clients and other Stakeholders, as well as to the general public (see also section 11.5).

Main Responsibilities and Authorities

16.4

The CEO has an all-encompassing right to information about and examination of all matters handled in the Business. He has the power to overrule any decision taken by any management body including any decision by the Operating Committee (see sections 17.8).

Right to Override Decisions

16.5	Further details of the responsibilities and authorities delegated to the CEO are set out in the Business Regulations.	Further Duties

16.6

The CEO ensures that the Chairman and the Board are kept informed in a timely manner with information in a form and of a quality appropriate to enable the Board to discharge its duties. The CEO regularly reports to the Board at Board Meetings (or outside of Board Meetings) in a manner agreed with the Chairman on the current Business development and on important Business issues, including on all matters falling within the duties and responsibilities of the Board. Such reports must cover:

Reporting to the Board

(i) the current Business developments including:

(a) key performance indicators on the core Business of the Group;

(b) existing and emerging risks; and

(c) updates on developments in important markets and of peers;

(ii) quarterly reports on the profit and loss situation, cash flow and balance sheet development, investments, personnel and other pertinent data of the Group;

(iii) changes in Corporate Bodies; and

(iv) information on all issues which may affect the supervisory or control function of the Board, including the internal control system.

17	Operating Committee

17.1

The Operating Committee includes as a minimum the CEO, the chief financial officer, the general counsel & director of strategic development, the supply chain services director, the Group chief customer and commercial director, the Human Resources Director, the various regional directors, and such Operating Committee Members as the CEO may propose.

Composition

17.2	All members of the Operating Committee (with the exception of the CEO) are proposed by the CEO and the Board approves their appointments.	Appointments

17.3

Under the leadership of the CEO, the Operating Committee has executive management responsibility for the Group and its Business in accordance with sections 15.1 ff. above. It assumes overall responsibility for the development of the Group’s strategies and the implementation of approved strategies.

Responsibilities and Authorities

17.4	Under the leadership of the CEO, the Operating Committee prepares in its competence area proposals for approval by the Board and supports the Board in its decision-making process.	Preparation of Board Resolutions

17.5

Subject to mandatory provisions of Swiss law and except to the extent further delegated in accordance with section 15.2, the Operating Committee is responsible for all management matters not reserved by the AoA or the ORs to any other person or body.

Further Duties

17.6	Generally, the Operating Committee meets at least eleven times each year (sections 6, 7, 8 and 9 apply mutatis mutandis to such meetings). Further Operating Committee Meetings	Meetings

will be called by the CEO as required or held at the request of one member of the Operating Committee (section 6.2 applies mutatis mutandis to the calling of such extraordinary meeting).

17.7

A majority of members of the Operating Committee is required to be present at a Operating Committee Meeting either in person or by telephone or similar communications equipment by means of which all persons participating in the Operating Committee Meeting can hear each other, in order to form the necessary quorum.

Presence Quorum

17.8

The resolutions of the Operating Committee are taken by the majority of the Operating Committee Members present. In case of a tie, the CEO has, in addition to his normal vote, a second casting vote. Furthermore, the CEO has the power to overrule any Operating Committee resolution (see section 16.4).

Quorum of Resolutions/Casting Vote/Right to Override Decisions

17.9

Minutes are taken of all Operating Committee Meetings. They contain all resolutions taken by the Operating Committee and reflect in a general manner the considerations which led to the decisions; dissenting opinions of, and votes cast by, individual Operating Committee Members must also be reflected in the Operating Committee Minutes. The Minutes are sent to all Operating Committee Members.

Minutes

17.10	With respect to Circular Resolutions of the Operating Committee, sections 7.1 and 7.6 apply mutatis mutandis.	Circular Resolutions

17.11	The Members of the Operating Committee report to the CEO.	Reporting

17.12	Section 8 on Conflicts of Interest applies mutatis mutandis, the CEO assuming for the Operating Committee the same role as the Chairman for the Board.	Conflicts of Interest

IV	Internal Audit Department

18	Appointment and Organization

18.1	The IA Department performs the internal audit function for the entire Group. The Head IA is appointed by the Board upon recommendation of the AC.	Appointment

18.2	The IA Department is independent in its reporting and is not subject to any instructions and its power to audit is unrestricted.	Independency

18.3

The IA Department possesses unrestricted auditing rights within the Group; it has access at all times to all accounts, books and records. It must be provided with all information and data needed to fulfil its auditing duties.

Access Rights

19	Responsibilities, Authorities and Reporting

19.1

The IA Department’s mission is to provide independent, objective assurance and consulting services designed to add value and improve the Group’s operations. The IA Department monitors compliance with legal and regulatory requirements, with the provisions of the AoA, and with internal regulations, directives and policies including these ORs. It specifically verifies or assesses whether the internal controls are commensurate with the risks and are working effectively, whether activities within the Group are being conducted and recorded properly, correctly and fully, and whether the organization of operations, including information technology, is efficient and the information is reliable.

Responsibilities and Authorities in General

19.2	The AC may order special audits to be conducted. Board Members, Committees or the CEO may submit requests for such audits to the AC.	Special Audits

19.3	Full details of the role, responsibilities and authorities of the IA Department are set out in the charter for the IA Department, which is approved by the AC.	Charter

19.4

The members of the IA Department report to the Head IA. The Head IA reports to the AC regarding the audits the IA Department has performed, and informs the AC of any material actual or suspected irregularities without delay.

Reporting

V	Share Register

20	Share Registrar

20.1	The Board appoints one or more persons as Share Registrar. The Share Registrar may be a third person, which may be an external company and does not need to be located in Switzerland.	Share Registrar

20.2

The Share Registrar shall properly keep the share register. In particular, the Share Registrar shall deal with all technical aspects of the share register and, subject to section 21.1 below, assess whether an applicant meets the prerequisites for registration. If deemed appropriate, the Board may enter into

Duties and responsibilities

agreements with the share registrar detailing his or her duties and responsibilities.

21	Other Decisions in connection with the Share Register

21.1	The Board may delegate to the Share Registrar or to one or several Board Members all other duties and responsibilities in connection with the keeping of the share register, such as the decisions:	Authority to Delegate

(i) to refuse registration with voting rights in accordance with the AoA;

(ii) to deregister Shareholders in accordance with the AoA due to a registration based on false information;

(iii) to enter into agreements with nominees in accordance with the AoA.

VI	Special Provisions

22	Authority to Sign

22.1	If not determined otherwise, all signatures on behalf of the Company require the signatures of two persons authorized by the Board.	In General

22.2

The Board issues a Group signing policy, specifying all details, including but not limited to extended signature authorities, exceptions to the joint signature authority, dual signature authorities and the authority of signatories of the Company to sign for Subsidiaries. In addition, Subsidiaries establish their respective rules according to compulsory provisions of local law, rules and regulations.

Policy

23	Conduct of the Board Members, the Operating Committee and the Corporate Bodies

23.1

Each Board Member, each Operating Committee Member and each member of another Corporate Body are under a duty to carry out their responsibilities with due care and to safeguard further the interests of the Company and of all of its Shareholders.

Duty of Care and Loyalty

23.2

Board Members must inform the Chairman, and Operating Committee Members must inform the CEO, before accepting any membership of boards of directors or other significant commitments involving affiliation with other businesses or governmental units. Changes to such board memberships or

Other Board Memberships or Significant Commitments

significant commitments must be reported as well.

23.3	Section 8 applies to the decision-making processes of all Operating Committee Members and all Corporate Bodies of the Company mutatis mutandis.	Conflicts of Interest

23.4

Each Board Member, Operating Committee Member and each member of another Corporate Body must at all times keep strictly confidential all sensitive information — except information which is already in the public domain — relating to the Group which he has learned during the performance of his duties. Such information can only be disclosed to third parties with prior written clearance from the Chairman or the CEO. This obligation and duty continues even after the term of office of each Board Member, each Operating Committee Member and each member of another Corporate Body has expired for as long as the relevant information remains confidential.

Duty of Confidentiality

23.5

If a Board Member, an Operating Committee Member or a member of another Corporate Body becomes aware of the fact that he may receive a financial or non-financial benefit as a result of his employment with the Company other than any salary, remuneration or other benefit from the Company, such person must:

Benefits of Board Members and Corporate Bodies

(i) in the case of a Board Member or the CEO promptly inform the Board; and

(ii) in the case of a Operating Committee Member other than the CEO or a member of another Corporate Body promptly inform the CEO.

24	Indemnification and Insurance Coverage

24.1

Subject to section 24.3 below, The Company shall indemnify and hold harmless, to the fullest extent permitted by law, the Indemnified Persons, out of the funds of the Company from and against all threatened, pending or completed actions, suits or proceedings — whether civil, criminal, administrative or investigative — and all costs, charges, losses, damages and expenses which the Indemnified Persons shall or may incur or sustain by reason of any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty, or by reason of the fact that he is or was a Board Member or member of a Corporate Body of the Company or any of its Subsidiaries, or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise;

Indemnification

provided however, that this indemnity shall not extend to any matter in which any of the Indemnified Persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction, to have committed an intentional or grossly negligent breach of his duties.

24.2

Without limiting section 24.1 above but subject to section 24.3 below, the Company shall advance court costs and attorneys’ fees to the Indemnified Persons. The Company may, however, recover such advanced costs if any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction, to have committed an intentional or grossly negligent breach of his statutory duties as a Board Member or member of a Corporate Body.

Advance Court Costs and Attorney’s Fees

24.3

The rights to indemnification and advance of costs in accordance with sections 24.1 and 24.2 above shall not apply in case an action, suit or proceeding against an Indemnified Person has been, upon a decision by the Board, brought, initiated or supported by the Company, unless otherwise determined by the Board.

Exceptions

24.4

The Company procures directors’ and officers’ liability insurance for the Board Members and officers of the Company. The insurance premiums shall be charged to and paid by the Company or its Subsidiaries.

Insurance Coverage

25	Entry into Force; Amendments

25.1

The effectiveness of these ORs is conditional upon settlement of the Company’s share exchange offer to acquire the ordinary registered shares of Coca-Cola Hellenic Bottling Company S.A. announced on 11 October 2012, and these ORs come into effect on the day of such settlement, based on a Board Resolution dated 10 December 2012.

Entry into Force

25.2	These ORs may be amended by the Board (subject to the majority requirements in accordance with sections 7.3 and 7.4 no. 10).	Amendments

Annex A

to the Organizational Regulations of Coca Cola HBC AG:

Coca-Organisational Chart of the Company

Effective date: Upon settlement of the share exchange offer announced on 11 October 2012

Annex C

to the Organisational Regulations
of Coca-Cola HBC AG:

Charter for the Committees
of the Board of Directors

Effective date:              Upon settlement of the share exchange offer announced on 11 October 2012

Table of Contents

I	Introduction		2
	1	Basis and Purpose	2
II	Membership and Constitution		2
	2	Number of Committee Members, their Qualifications and Knowledge	2
	3	Constitution	3
III	Responsibilities and Authorities		4
	4	Delegation of Responsibilities and Authorities	4
	5	Audit Committee	4
	6	Nomination Committee	9
	7	Remuneration Committee	10
	8	Social Responsibility Committee	12
	9	Further Responsibilities and Authorities	14
	10	Delegation to a Subcommittee	14
	11	Information Rights	14
	12	Advice from Third Persons	14
IV	Meetings and Resolutions of the Committees		15
	13	Meetings	15
	14	Resolutions	16
V	Reporting		16
	15	Regular Reporting	16
	16	Special Reporting	16
VI	Special Provisions		17
	17	Confidentiality	17
	18	Adequacy review	17
	19	Entry into Force; Amendments	17

I	Introduction

1	Basis and Purpose

1.1	This Committees Charter is enacted by the Board pursuant to articles 716-716b CO, articles 23 para 2., 24 para. 3 and 26 of the AoA and sections 1.3 and 14 and of the ORs.	Basis

1.2	The purpose of this Committees Charter is to set out the objectives, composition and responsibilities of the permanent Board Committees, being:	Purpose

(i) the Audit Committee (AC);

(ii) the Nomination Committee (NC);

(iii) the Remuneration Committee (RC); and

(iv) the Social Responsibility Committee (SRC).

II	Membership and Constitution

2	Number of Committee Members, their Qualifications and Knowledge

2.1	Each Committee must have at least three Committee Members, all of which have to be Board Members. The NC shall have five (5) members, all of which have to be Board Members.	Minimum Number of Committee Members

2.2	Unless determined otherwise by the Board, each Committee must consist of Committee Members who are all non-executive, being members who do not perform management functions within the Group, and:	Independence

(i) the AC Members and the RC Members shall all be independent as defined by section 3.2 of the ORs (subject to the special qualifications for the AC Members in accordance with section 2.3 below); and

(ii) a majority of the NC members shall be independent as defined by section 3.2 of the ORs.

2.3	In addition to the foregoing, all AC Members shall in particular:	Special Qualifications for AC Members

(i) satisfy the requirements of Rule 10A-3 of the U.S. Securities Exchange Act of 1934, as amended, and in particular be independent as determined by Rule 10A-3(b)(1) of the Exchange Act;

(ii) be financially literate. The Board shall determine

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whether any member of the AC is an “audit committee financial expert” as defined by rules of the U.S. Securities and Exchange Commission.

2.4

In selecting AC Members, the Board shall consider, among other factors, the nominee’s: (i) financial and accounting experience and education; (ii) understanding of AC functions and internal controls and procedures for financial reporting; and (iii) other directorships held at the time of the appointment.

Special Considerations for Selection of AC Members

2.5

No AC Member may receive directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than: (i) compensation for the member’s service on the Board or any committee of the Board (including service as committee chairman), which may be received in cash, shares, share options or other in-kind consideration ordinarily available to directors (subject to applicable independence requirements); or (ii) any other regular benefits that other directors receive, such as reimbursement for travel and other administrative expenses.

Prohibition of Additional Compensation for AC Members

2.6	Committee Members must have the necessary knowledge and experience to fulfil their functions.	Knowledge

3	Constitution

3.1	The Committee Chairmen and the Committee Members are elected pursuant to section 14.2 of the ORs and the Board may remove any Committee Member or any Committee Chairman at any time.	Election and Removal by the Board of Directors

3.2	The Company Secretary acts as a secretary to the AC whereas the Human Resources Director acts as a secretary to the NC and the RC and the Public Affairs Director acts as a secretary to the SRC.	Secretary of the Committees

3.3	The secretary of the respective Committee prepares the Agenda for the Committee Meetings, keeps the Committee Minutes and assists the Committee to co-ordinate and fulfil their duties and assignments.	Responsibilities and Authorities

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III	Responsibilities and Authorities

4	Delegation of Responsibilities and Authorities

4.1

Pursuant to section 14.3 of the ORs the Committees have the responsibilities and authorities set out in this Committees Charter. Provisions of applicable laws, rules and regulations or rules contained in the AoA and in the ORs will take precedence over this Committees Charter.

In General

5	Audit Committee

5.1

The function of the AC is to serve as an independent and objective body with oversight of (i) the Group’s accounting policies, financial reporting and disclosure controls and procedures, (ii) the Group’s approach to internal controls, (iii) the quality, adequacy and scope of external and internal audit functions, including the appointment, compensation, retention and oversight of the work of the external auditors and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company (including resolution of disagreements between management and the external auditors regarding financial reporting), and (iv) the Company’s compliance with regulatory and financial reporting requirements. The management is responsible for the preparation, presentation and integrity of the financial statements and public disclosures. The external auditors are responsible for planning and carrying out a full audit of the Company’s and the Group’s annual financial statements and for the review of interim financial statements in accordance with the applicable professional standards. The external auditors shall report directly to the AC. In fulfilling their responsibilities hereunder, it is recognized that AC Members are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the AC to conduct “field work” or other types of auditing or accounting reviews or procedures.

In General

5.2	The AC’s responsibilities and authorities shall be to:	Responsibilities

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(i)	provide advice to the Board on whether the annual report and accounts, taken as a whole, is fair, balanced and understandable and provides the information necessary for the shareholders;	and Authorities

(ii)	monitor the quality, fairness and integrity of the financial statements of the Company, reviewing significant financial reporting issues and judgments contained in them;

(iii)

review and seek the input of the external auditors and the IA Department with respect to the Company’s internal financial control and anti-fraud systems and the Company’s risk management systems (including computerized information system controls and security);

(iv)

review and evaluate the Company’s major areas of financial risk and the steps management has taken to monitor and control such financial risk as well as the Company’s guidelines and policies to govern the process by which risk assessment and management is undertaken;

(v)

establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or matters involving fraudulent behavior, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters as well as monitor and review any complaints received and the manner in which those complaints have been resolved;

(vi)

recommend to the Board the appointment or termination of the Head IA, monitor and review the internal audit work program for each year and the effectiveness of the Company’s IA Department and otherwise oversee the work of the IA Department;

(vii)

monitor and review the external auditors’ independence, quality, adequacy and effectiveness, taking into consideration the requirements of all applicable laws in Switzerland, the United Kingdom and the United States, the listing requirements of the exchanges on which the Company is listed, and the applicable professional standards;

(viii)

recommend to the Board the submission to the shareholders for their approval, the election, re-election or removal of the external auditors (taking into account that audit contract with the external auditors should be

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put out to tender at least every ten years);

(ix)	approve the remuneration and terms of engagement of the external auditors;

(x)	establish hiring policies for employees or former employees of the external auditors;

(xi)	discuss with management the timing and process for implementing the rotation of the audit partners;

(xii)	review and evaluate the qualifications, performance and independence of the audit partners;

(xiii)	ensure, at the start of each annual audit cycle, that appropriate plans are in place for the audit;

(xiv)	discuss with management, the DC, the external auditors and the IA Department any significant matters arising from the audit;

(xv)

review, evaluate and discuss with the external auditors any audit problems or issues and management’s response thereto, including any restrictions on the scope of the external auditor’s activities or on access to requested information, and any disagreements with management. The scope of such review shall include any accounting adjustments that were noted or proposed by the external auditors but were “omitted” (as immaterial or otherwise) as well as any communications between the external audit team and the external audit firm’s national office respecting auditing (to the extent made available to the Company) or accounting issues presented by the engagement and any “management” or “internal control” letter issued, or proposed to be issued, by the external audit firm to the Company;

(xvi)	assess at the end of each annual audit cycle the effectiveness of the audit process;

(xvii)	develop and implement preapproval policies and procedures on the engagement of the external auditors to supply permitted non-audit services (including tax services);

(xviii)	evaluate, review and approve the Company’s annual audited financial statements and quarterly financial statements;

(xix)

evaluate, review and approve the Company’s earnings press releases, financial information disclosure and earnings guidance provided to analysts and rating agencies, including the narrative parts of the Company’s financial reports;

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(xx)

appoint the members of the DC, oversee the work of the DC and enact and amend its charter, if needed, and review the preparation of the Company’s interim reports, earnings releases and annual reports as provided in the disclosure controls and procedures (as issued by the DC from time to time), as well as take part in the periodic evaluation of such disclosure controls and procedures;

(xxi)	consider the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

(xxii)	consider any other reports or communications (and management’s and/or the IA Department’s responses thereto) submitted to the AC by the external auditors;

(xxiii)	administer and, in conjunction with the Board, enforce the Company’s Code of Business Conduct and Code of Ethics for Senior Officers and Directors;

(xxiv)	review, evaluate and recommend changes to the Board of the Company’s Code of Business Conduct in the areas within its purview;

(xxv)	review, evaluate and recommend changes to the Board of the Company’s Treasury Policy and Chart of Authority which provide the control framework for all treasury and treasury-related transactions;

(xxvi)	monitor, in conjunction with the Company’s general counsel and the IA Department, the Company’s compliance with legal and regulatory requirements; and

(xxvii)

consider prior to the filing of the Company’s annual report to shareholders and its annual report on Form 20-F with the U.S. Securities and Exchange Commission the external auditors’ report referring to, among other things:

(a) all critical accounting policies and practices to be used;

(b)

all material alternative treatments of financial information within IFRS that have been discussed with the Company’s management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the external auditors; and

(c) other material written communications between the external auditors and the Company’s management, such as any management representation

7

letter or summary of unadjusted differences, any reports on observations and recommendations on internal controls, the “engagement letter” and the “independence letter”.

5.3

The AC may, in its discretion, delegate to one or more AC Members the authority to pre-approve any audit or non-audit services by the Company’s external auditors, provided that any such approvals are presented to the AC at its next scheduled meeting.

Delegation of approval of services by auditors

5.4	In addition to the above, the AC is authorized by the Board to:		Special Authorities

	(i)	investigate any activity related to its responsibilities;

	(ii)	seek any information that it requires from any employee of the Company and all employees are directed to cooperate with any request made by the AC; and

	(iii)	engage independent counsel and other advisers, as it determines necessary to carry out its duties.

5.5

The Company shall provide for appropriate funding, as determined by the AC, for payment of compensation: (i) to the external auditors engaged for the purpose of rendering an audit report or related work, including advisory work; and (ii) to any independent counsel, accountants or other experts employed by the AC. The Company shall also provide for payment of ordinary administrative expenses of the AC that are necessary or appropriate in carrying out its duties.

Funding

5.6

The external auditors shall submit to the AC annually a formal written statement describing: the auditors’ internal quality control procedures; any material issues raised by the most recent internal quality control review or peer review of the auditors within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and (to assess the auditors’ independence) all relationships between the auditors and the Company.

Relationship with the External Auditors

The external auditors shall provide assurances to AC that the audit was conducted in a manner consistent with the requirements of Swiss and applicable U.S. laws, the listing requirements of the exchanges on which the Company is listed, as well as the applicable professional standards.

The external auditors shall submit to the AC annually a formal

8

written statement of the fees billed in each of the last two fiscal years for each of the following categories of products and services rendered by the external auditors: (i) professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s annual report on Form 20-F and annual report to shareholders; (ii) assurance and related services (including each subcategory of such services) that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under (i) above; (iii) tax professional services, including each subcategory for such services, such as tax compliance, tax consulting and tax planning; and (iv) any other products and services, including each subcategory of such services.

6	Nomination Committee

6.1

The function of the NC is to support the Board in fulfilling its duty to conduct a Board self-assessment, to establish and maintain a process for appointing new Board Members and to manage, in consultation with the Chairman, the succession of the CEO.

In General

6.2	The NC’s responsibilities and authorities shall be to:		Responsibilities and Authorities

	(i)	identify and nominate new Board Members, and in connection therewith to:

(a)

develop, maintain and review in consultation with the Chairman principles and criteria regarding the recruitment and nomination of new Board Members and Committee Members and propose them for approval to the Board;

(b) review and propose in consultation with the Chairman new candidates for membership of the Board to be recommended for election by the General Meeting; and

(c) plan and manage in consultation with the Chairman a Board membership succession plan;

	(ii)	ensure adequate board training and education and in connection therewith to:

(a)

ensure together with the Chairman the establishment of a satisfactory induction program for new Board Members and a satisfactory ongoing training and education program for existing Board Members and Committee Members;

	(iii)	ensure appropriate performance evaluation and in

9

connection therewith to:

		(a)	set the criteria for, and oversee the annual assessment of the performance and effectiveness of each Board Member, the Board, each Committee, and the Operating Committee;

		(b)	conduct an annual assessment of the performance and effectiveness of the Board and report to the Board conclusions and recommendations; and

		(c)	ensure that each Committee carries out, and oversee, a self-assessment of the performance of the Committees and report to the Board its conclusions and recommendations for change;

	(iv)	ensure effective succession planning and talent development and in connection therewith to:

		(a)	prepare in consultation with the Chairman the succession plan of the CEO;

		(b)	oversee in consultation with the CEO the succession plans at the Operating Committee level;

		(c)	oversee the talent management framework for the Company to ensure that there is continuous development of talent for key roles;

		(d)	establish the principles governing the human resources policy of the Company, which will guide management decision-making and action; and

		(e)	approve the general terms of employment (except those relating to remuneration) for the Group Executives.

6.3

The NC shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management.

Special Authorities

7	Remuneration Committee

7.1	The function of the RC is to establish the compensation strategy for the Group, and to approve or make recommendations to the Board with regard to certain compensation matters.			In General

7.2	The RC’s responsibilities and authorities shall be to:			Responsibilities and Authorities

10

(i)	establish the compensation strategy for the Group;

	(a)	in establishing such compensation strategy, the RC should determine and agree with the Board the framework or broad policy for the remuneration of the Group Executives;

(b)

in determining such compensation strategy, the RC shall take into account all factors which it deems necessary, including where appropriate, comparisons with other companies similarly situated in the market place. The objective of such policy shall be to attract, motivate and retain members of the executive management of the Company by ensuring they are provided with a fair and equitable salary and with appropriate and cost-effective incentives designed to encourage enhanced performance and to increase shareholder value, and that they are, in a fair and cost-effective manner, rewarded for their individual contributions to the success of the Company.

(ii)	approve the following compensation items:

	(a)	the total aggregate compensation for the non-executive Board Members;

	(b)	the following compensation elements for the Group Executives (except for the CEO):

		•	base salaries and increases in base salary

		•	annual incentive plan awards

		•	long term incentive plan awards

		•	stock option awards

		•	other forms of compensation

	(c)	company-wide compensation and benefit plans;

	(d)	all non-cash obligations greater than EUR 15,000 which are reportable by the employee as income (other than personal use of company cars, group life or health benefits).

(iii)	recommend to the Board:

11

		(a)	the total individual compensation for the non-executive Board Members;

		(b)	the implementation or modification of employee coverage for any benefit plan, resulting in an increased annual cost of EUR 5.0 million or more

		(c)	the following compensation elements for the CEO:

			•	base salary and increases in base salary

			•	annual incentive plan awards

			•	long term incentive plan awards

			•	stock option awards or any long-term incentive plan awards

			•	other forms of compensation

(iv)

conduct a review at least once every three years of the components and amount of Board compensation in relation to other similarly situated companies. Board compensation should be consistent with market practices and sufficient to attract and retain high quality directors, but should not be set at a level that would call into question the Board’s objectivity.

	(v)	consider remuneration (including pension contribution and all other elements) of Board Members on early termination and give a recommendation to the Board.

	(vi)	establish the general policies governing severance for the Group Executives.

7.3

The RC shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management.

Special Authorities

8	Social Responsibility Committee

8.1

The SRC supports the Board in its duties to safeguard and advance the Group’s reputation for social responsible conduct. It reviews and assesses developments in stakeholder expectations for social responsible conduct and their possible consequences

In General

12

for the Group and suggests appropriate actions to the Board.

8.2	The SRC’s responsibilities and authorities are to:		Responsibilities and Authorities

	(i)	establish the principles governing the Company’s policies on social responsibility and the environment, which will guide management’s decision-making and action;

	(ii)	oversee the development and supervision of procedures and systems to ensure the achievement of the Company’s social responsibility and environmental goals;

	(iii)	ensure the necessary and appropriate transparency and openness in the Company’s business conduct in pursuit of its social responsibility and environmental goals;

(iv)

establish and operate a council responsible for developing and implementing policies and strategies to achieve the Company’s social responsibility and environmental goals and ensure group wide capabilities to execute such policies and strategies;

(v)

ensure and oversee the Company’s communication to stakeholders of its social responsibility and environmental policies, goals and achievements, including the level of compliance with internationally accepted standards;

	(vi)	review Company policies on environmental, human rights, and other topics as they relate to social responsibility issues;

	(vii)	review reports and activities from executive and specialist groups managing social responsibility matters across the Company’s operations;

	(viii)	review the implementation at the Company of programs, pilot studies, surveys and other activities regarding social responsibility;

	(ix)	review best practices in social responsibility;

	(x)	review the Company’s internal and external communication policies in relation to social responsibility programs;

13

	(xi)	discuss with external auditors or other stakeholders (in the absence of management where appropriate) their perspectives on the Company’s social responsibility programs, performance and progress;

	(xii)	review the integration of social responsibility programs with policies on the management of business risk and reputation; and

	(xiii)	review, evaluate and recommend to the Board changes in the Company’s Code of Business Conduct, in the areas within its responsibility.

9	Further Responsibilities and Authorities

9.1	The Board may entrust to the Committees further powers and duties by Board Resolution.		Further Responsibilities and Authorities

10	Delegation to a Subcommittee

10.1

Each Committee may delegate some or all of their tasks to a subcommittee comprised of one or more Committee Members; provided, however, that the AC shall retain oversight if the AC delegates some or all of its tasks to such a subcommittee, and shall be promptly informed of any activities of such subcommittees.

Subcommittees

11	Information Rights

11.1

Without prejudice to any information rights provided in the ORs (including this Annex C), each Committee may require information and special reports on matters relating to their respective responsibilities set out in sections 4 to 9 above from all Group Executives and the Head IA.

Committees

11.2	For the information rights of each Board Member see section 9 of the ORs.		Committee Members

12	Advice from Third Persons

12.1	Section 5.13 of the ORs applies mutatis mutandis to the taking of advice by the Committees.		External Advice

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IV	Meetings and Resolutions of the Committees

13	Meetings

13.1

Each Committee meets as often as its business requires, but at least twice a year. In the case of the AC, where appropriate, such meetings should coincide with key dates in the Company’s financial reporting cycle, provided that the AC shall meet more frequently as circumstances dictate, upon the request of the Chairman or any two members of the AC. Committee Meetings can be held at such place as may be designated by the Committee or the Committee Chairman but will normally be convened in connection with Board Meetings.

Number and Place of Meetings

13.2

Subject to the provisions of this Committees Charter, Committee Meetings are called and held in compliance with the rules set out in the ORs (see sections 6 to 9, except sections 6.5, 6.6, 6.7, 7.2 and 7.4 of the ORs to be applied mutatis mutandis).

Request, Invitation, Agenda, Notice Period and Chairman of Meetings; Meeting Format

13.3	Each of the Committees may invite Group Executives as well as other persons to attend Committee Meetings.	Presence of Third Parties at Committee Meetings

13.4	The AC holds Committee Meetings:	Special Rules for the AC

(i) normally with the participation of the Head IA, representatives of the external auditors, the general counsel and the chief financial officer;

(ii) separately, periodically, only with the participation of either the Head IA or the external auditors; and

(iii) the Head IA or the external auditors may request a meeting whenever they consider necessary.

13.5

Subject to the provisions of section 17.1 and except when discussions are conducted concerning matters affecting them personally, the CEO and the Human Resources Director participate in all meetings of the NC and RC at the invitation of the relevant Committee.

Special Rules for the NC and RC

13.6	Generally, the CEO and Public Affairs Director participate in each meeting of the SRC.	Special Rules for the SRC

13.7	Committee Minutes must fulfil the conditions set out in sections 6.8 and 6.9 of the ORs and must be distributed to the Chairman. Board Members, who are not a member of the	Minutes

15

respective Committee, may request a copy of the Committee Minutes, unless a conflict of interest exists or where the Committee determines it to be inappropriate to do so for reasons of confidentiality.

14	Resolutions

14.1	Section 7 (except section 7.2 and 7.4) of the ORs apply mutatis mutandis to the decision-making process of the Committees.	Resolutions

V	Reporting

15	Regular Reporting

15.1

Each Committee Chairman ensures that the Chairman and the Board are kept informed in a timely and appropriate manner. Each Committee Chairman (either personally or through another Committee Member) regularly reports to the Board at the Board Meetings on the current activities of their Committee and on important Committee issues, including on all matters falling within the duties and responsibilities of the Board, namely on:

In General

(i) proposals for resolutions to be considered, or other action to be taken, by the Board;

(ii) resolutions made and decisions taken by the Committee and the material considerations which led to such resolutions and decisions; and

(iii) activities and important findings of the Committee.

15.2

Each Committee Chairman submits the proposals and resolutions mentioned in sections 15.1 (i) and (ii) to the Board in writing unless such proposals are contained in the Committee Minutes; the remaining reporting is generally done orally.

Submitting of Proposals and Recommendations

16	Special Reporting

16.1

Following the completion of the audit and the annual financial statements, the chairman of the AC submits annually to the Chairman, for the attention of the Board, the recommendation regarding the audited financial statements in the Group’s annual report. The Chairman of the AC or, at a minimum, another member of the AC, shall attend the Board meeting at which the accounts are approved.

Special Reporting by the AC

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VI	Special Provisions

17	Confidentiality

17.1

The deliberations of the the NC and the RC are confidential and are to be communicated outside of these Committees only to the extent permitted by the Chairman of the respective Committee, by a Committee Resolution or by a Board Resolution. None of the Group Executives shall be involved in any decisions as to their own remuneration.

Special Rule for NC and RC

18	Adequacy review

18.1

Each Committee reviews the adequacy of this Committees Charter at regular intervals, but at least annually, and recommends to the AC any changes considered to be necessary or appropriate. The members of the AC, RC and NC shall conduct an annual review of their respective committee’s work.

Review

19	Entry into Force; Amendments

19.1

The effectiveness of this Committees Charter is conditional upon settlement of the Company’s share exchange offer to acquire the ordinary registered shares of Coca-Cola Hellenic Bottling Company S.A. announced on 11 October 2012, and this Committees Charter comes into effect on the day of such settlement, based on a Board Resolution dated 10 December 2012.

Entry into Force

19.2	This Committees Charter may be amended by the Board (subject to the majority requirements in accordance with sections 7.3 and 7.4 no. 10 of the ORs).	Amendments

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Annex D

to the Organisational Regulations
of Coca-Cola HBC AG:

Code of Ethics for Senior Officers and Directors

Effective date:               Upon settlement of the share exchange offer announced on 11 October 2012

Introduction

The Board has adopted this code of ethics (hereinafter the “Code”) applicable to its Operating Committee Members, Corporate Controller, head of internal audit, director of tax, director of treasury, director of public affairs and communications, director of investor relations, director of the office of the CEO, as well as to the Board Members (hereinafter the “Covered Officers and Directors” and each a “Covered Officer or Director”) to prevent wrongdoing and promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure, and compliance with applicable governmental rules and regulations.

This Code forms part of the organisational regulations of Coca-Cola HBC AG (the “ORs”). Capitalised terms not defined otherwise herein shall have the meaning ascribed to them in the ORs.

Honest and Ethical Conduct

Each Covered Officer and Director owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid within the constraints of Company confidentiality (which is always subject to any legally mandated disclosure). Deceit and subordination of principle are inconsistent with integrity, which requires observation of both the form and the spirit of governmental laws, rules and regulations, accounting standards and Company policies, as well as adherence to high standards of business ethics.

Conflicts of Interest

A “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with the interests of the Company. Conflicts of interests should be avoided. A conflict of interest can arise when a Covered Officer or Director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and efficiently.

A Covered Officer or Director must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his family or her family, or for any other person. Each Covered Officer and Director is required to discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with the chairman of the Company’s audit committee (the “AC”).

Corporate Opportunities

Covered Officers and Directors owe a duty to the Company to advance the Company’s business interests when the opportunity to do so arises. Covered Officers and Directors are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, Covered Officers and Directors are prohibited from using corporate property, information or position for personal gain and from competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Covered Officers and Directors who intend to make use of Company property or services in a manner not solely for the benefit of the Company should consult with the chairman of the AC beforehand.

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Fair Dealing

The Company has a history of succeeding through honest business competition. The Company does not seek competitive advantages through illegal or unethical business practices. Each Covered Officer and Director should endeavour to deal fairly with the Company’s customers, service providers, suppliers, competitors and employees. No Covered Officer or Director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice, including giving or receiving bribes, kickbacks or any other unlawful payment of any kind. Each Covered Officer and Director who is in doubt as to whether a certain action or omission could constitute unfair dealing should consult with the chairman of the AC.

Confidentiality

In carrying out the Company’s business, Covered Officers and Directors often learn confidential or proprietary information about the Company, its customers or suppliers. Covered Officers and Directors must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.

Securities Laws and Insider Trading

Trading in stocks or securities based on non-public information, or providing non-public information to others, including family and friends, so that they may trade, is illegal and may result in prosecution. Covered Officers and Directors may not buy or sell stocks or securities of Coca-Cola HBC AG or another company based on non-public information or convey non-public information to others so that they can trade on the stock or securities of Coca-Cola HBC AG or another company.

Non-public information, for purposes of this subsection, is any information that has not been disclosed or made available to the general public. Non-public information includes items such as financial or technical data, plans for acquisitions or divestitures, new products, inventions or marketing campaigns, personal information about employees, major contracts, expansion plans, financing transactions, major management changes and other corporate developments.

It is not always apparent when Covered Officers and Directors can trade in Coca-Cola Hellenic shares or another company’s shares. The Company’s Code of Dealing contains specific rules and guidelines as to what constitutes price-sensitive non-public information and sets specific conditions as to when and how Covered Officers and Directors may trade Coca-Cola HBC AG securities or another company’s securities. If Covered Officers and Directors have doubts they should check this code and/or ask for guidance from the General Counsel.

Protection and Proper Use of Company Assets

Covered Officers and Directors should protect the Company’s assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.

Public Disclosure and Communications with Regulatory Authorities

The Company strives to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to any regulatory authorities and in any public communications made by the Company.

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The Covered Officers and Directors, among others, are responsible for taking all steps reasonably necessary to cause the disclosure in the reports and documents that the Company files with the Securities and Exchange Commission or any other regulatory authorities, as well as any other public communications to be full, fair, accurate, timely and understandable. The Covered Officers and Directors are required to familiarize themselves with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company; they should follow any applicable disclosure controls and procedures and diligently review any documentation in connection with the preparation of the Company’s disclosures, including reports by the Company’s external advisors. The Covered Officers and Directors are prohibited from knowingly misrepresenting, or causing others to misrepresent, material facts about the Company to others, whether within or outside the Company, including the Company’s independent auditors.

Compliance with Governmental Laws, Rules and Regulations

It is the Company’s policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each Covered Officer and Director to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.

Waivers of this Code

From time to time, the Company may waive some provisions of this Code. Any waiver of the Code for Covered Officers or Directors may be made only in writing by the Board or a committee designated by the Board following the submission of a written request by the interested Covered Officer or Director, and will be disclosed to the extent required by law or regulation.

Internal Reporting of Potential Code Violations

The AC is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any Covered Officer or Director who becomes aware of any existing or potential violation of this Code is required to notify the chairman of the AC promptly. Failure to do so is itself a violation of this Code. To encourage reporting of violations, the Company will not allow retaliation for reports made in good faith. In addition, every reasonable effort will be made to ensure the confidentiality of those furnishing information.

Accountability for Adherence to the Code

The AC shall take all action it considers appropriate to investigate any violations reported to it, and to enforce this Code with respect to those violations and is exclusively responsible for making a determination that a Covered Officer or Director has violated this Code. The AC will report to the Board the outcome of any investigation it conducts concerning potential violations of the Code by Covered Officers or Directors, with a copy to the general counsel and the Head IA, as promptly as possible after completion of the relevant investigation. If a violation has occurred, the Board on behalf of the Company will take such disciplinary or preventive action as it deems appropriate, after consultation with the AC.

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